Exhibit 10.19

MUTUAL SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Mutual Settlement Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Daniel Goodhall (“Goodhall”), Daniel Pickens (“Pickens”) and Remote Knowledge, Inc., also known previously as Varitek Industries, lnc and its related and affiliated entities (“Company”).

W I T N E S S E T H:

WHEREAS, Company has breached the Mutual Settlement Agreement and Release of All Claims entered by the parties on or about August 3, 2004, a copy of which is attached as Exhibit I and incorporated by this reference with all its terms, conditions and obligations; and

WHEREAS, the Company awarded Goodhall certain shares of stock that Goodhall initially received and has maintained as collateral for employment compensation; and

WHEREAS, the parties desire to settle fully and finally all differences between them, including, but in no way limited to, those differences and actions described above;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, it is hereby agreed by and between the parties as follows:

1. This Agreement and compliance with this Agreement shall not be construed as an admission by either Goodhall or the Company of any liability whatsoever, or as an admission of any violation of the rights of either party or any person, violation of any order, law, statute, duty, or contract whatsoever against either party or any person. Both parties specifically disclaim any liability to the other party or any other person for any alleged violation of the rights of either party or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of Goodhall or the Company.

2. The District Court of Harris County, Texas, 151st Judicial District and the Arbitrator Katie Kennedy shall retain jurisdiction over this action and Agreement until all monetary settlement payments are made by the Company to satisfy its obligations under this Agreement. Further, the parties agree that jurisdiction for enforcement of this Agreement is proper either in California state court or in Texas state court or before the Arbitrator whichever is deemed appropriate by the party seeking to enforce the Agreement.

3. Pursuant to the schedule below, the Company shall make certain payments to Goodhall and Pickens as settlement monies. The payments by the Company shall be delivered to counsel for Goodhall and Pickens, Palmer Kazanjian Holden LLP, and shall not be subject to any withholding or deduction and are in full and complete settlement for Goodhall’s and Picken’s compliance with this Agreement and not as wages or other employment-related compensation:

A. The Company shall pay Goodhall the total gross amount of $208,870.00. This amount shall be paid in monthly installments, made payable to “Daniel Goodhall,” commencing March 15, 2005 and continuing month to month for no more than 24 consecutive months or until Goodhall is paid in full, whichever comes first. Commencing March 15, 2005, the minimum amount of the monthly installments shall be $8,703.00. The amount contained in this paragraph is a minimum. There is no penalty for early payment.

B. The Company shall pay Pickens the total gross amount of $16,030.00. This amount shall be paid in equal monthly installments, made payable to “Daniel Pickens,” commencing March 15, 2005 and continuing month to month for three consecutive months, until May 15, 2005 or until Pickens is paid in full, whichever comes first. The amount of the monthly installments shall be at least $5,344.00. The amount contained in this paragraph is a minimum. There is no penalty for early payment.

C. The Company shall pay Palmer Kazanjian Holden LLP the total gross amount of $83,600.00. This amount shall be paid in equal monthly installments, made payable to “Palmer Kazanjian Holden LLP,” commencing March 15, 2005 and continuing month to month for ten consecutive months, until December 15, 2005 or until Palmer Kazanjian Holden LLP is paid in full, whichever comes first. The amount of the monthly installments shall be at least $8,360.00. The amount contained in this paragraph is a minimum. There is no penalty for early payment.

4. The parties agree that the foregoing payments shall constitute the entire amount of monetary consideration provided under this Agreement and that no party shall seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

5. Other than the payments made above, the parties shall bear their own attorneys’ fees and costs.

6. Unless otherwise ordered by a court of competent jurisdiction, the payments to Goodhall and Pickens described above are not, and shall not be deemed, compensation in lieu of wages, but rather as compensation for the release of non-economic damage claims and collection rights. Company shall make no withholdings in relation to the payments to Goodhall or Pickens. Company shall report all payments by using the IRS 1099-miscellaneous form.

7. The payments made to Palmer Kazanjian Holden, LLP described above are made pursuant to the terms of the employment agreement between Goodhall and Company which agreement provided for the payment of reasonable attorneys’ fees and costs. Such payments are also made in settlement for any liability for statutory attorneys’ fees and costs associated with the claims for employment discrimination and related disputes. The payments to Palmer Kazanjian Holden LLP are not, and shall not he deemed, payments made pursuant to any agreement or arrangement, including any contingency fee arrangement, between Goodhall and his counsel.

8. The parties acknowledge that Goodhall has held 125,000 shares of Company stock as collateral for employment compensation. As a result of its most recent breach, Company agrees that Goodhall may exercise a conditional option to take ownership of the 125,000 shares in exchange for forgoing his right to collect any contractual penalties resulting from Company’s breach. Within twelve months of execution of this Agreement, Goodhall shall have the right to exercise the conditional option. Until the conditional option is exercised, Goodhall continues to hold the shares as collateral. Goodhall retains no ownership interest in the shares until the conditional option is exercised. Goodhall shall exercise the conditional option in blocks of no fewer than 25,000 shares. Upon notice of Goodhall’s intent to exercise the conditional option to take ownership of the shares, the Company shall have the right to pay the cash value of any accrued contractual penalty associated with its breach of previous agreements. The payment of cash value of any accrued penalty shall be in lieu of Goodhall exercising the conditional option and obtaining ownership of the shares. If the Company pays the full cash value of the accrued penalties, Goodhall shall have no ownership interest in the shares and shall lose the right to exercise the described conditional option on the shares.

9. The Company agrees time is of the essence and that all amounts owed pursuant to this Agreement are due and payable on the date set forth in this Agreement and that failure to make payments in a timely fashion is a material breach of the Agreement.

10. The parties agree that should the Company fail to make any of the payments required by this Agreement on or before the date set forth in this Agreement, immediately upon the failure to make any payment in a timely manner, the entire remaining settlement amount of $308,500.00 (less any amount paid by the Company under Paragraph 3) shall become immediately due and payable and the parties stipulate that judgment in that amount shall be entered against the Company on behalf of Goodhall. The parties agree that jurisdiction for this stipulated judgment shall be proper in California, Texas or before the Arbitrator as deemed appropriate by the party seeking the judgment.

11. The parties represent that, with the exception of the actions referenced above, neither party has filed any complaints, claims, or actions against the other with any state, federal, or local agency or court and that neither party will do so at any time hereafter and that if any agency or court assumes jurisdiction of any complaint, claim, or action against either party on behalf of the other, that party will direct the agency or court to withdraw from or dismiss with prejudice the matter.

12. The parties agree they will keep the fact, terms, and amount of this Agreement completely confidential and that they will not disclose any information concerning this Agreement to anyone, provided either party may make such disclosures as are required by law and as are necessary for legitimate enforcement or tax compliance purposes.

13. The parties agree that all rights under section 1542 of the Civil Code of the State of California are waived. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

14. Notwithstanding the provisions of section 1542, the parties irrevocably and unconditionally releases and forever discharges the other and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Goodhall’s employment with the Company, Pickens’ employment with Company, their performance of duties within that employment, or the termination of that employment.

15. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of Goodhall’s employment with the Company, Pickens’ employment with the Company, their performance of duties within that employment and the termination of that employment. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, including, without limitation, discrimination and harassment; any other claim or cause of action; and regardless of the forum in which it might be brought.

16. The parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

17. This Agreement shall be binding upon the parties and their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

18. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

19. This Agreement, with its attachments, sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

20. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties.

21. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

Dated:	Daniel Goodhall

Dated:	Daniel Pickens

Varitek Industries, Inc. Remote Knowledge, Inc.

Dated: 3/22/05	By:	/s/ Henry Houston
	Name:	Henry Houston
	Title:	VP & CFO

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